Exhibit 99.1

PRESS RELEASE

NRG Energy, Inc. Announces Pricing of

Senior Secured First Lien Notes due 2033

and
Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock

Houston—March 2, 2023—NRG Energy, Inc. (NYSE:NRG) has priced its offerings of (i) $740.0 million aggregate principal amount of 7.000% Senior Secured First Lien Notes due 2033 at a price to the public of 98.749% of their face value (the “Notes”) and (ii) 650,000 shares of 10.25% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, with a $1,000 liquidation preference per share (the “Preferred Shares”).

The Notes mature on March 15, 2033. The Preferred Shares are perpetual, have no maturity date and may not be redeemed unless under certain limited exceptions. The offering of the Notes (the “Notes Offering”) and the offering of the Preferred Shares (the “Preferred Shares Offering” and, together with the Notes Offering, the “Offerings”) are expected to close on March 9, 2023, subject to customary closing conditions.

NRG intends to use the net proceeds from the Offerings to partially fund the purchase price of its previously announced acquisition (the “Acquisition”) of Vivint Smart Home, Inc. (“Vivint”), pursuant to the previously disclosed Agreement and Plan of Merger, dated December 6, 2022, by and among NRG, a subsidiary of NRG and Vivint, and to pay fees and expenses relating to the Acquisition.

The Notes, related guarantees and the Preferred Shares are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes, related guarantees and the Preferred Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell any security, including the Notes and the Preferred Shares, nor a solicitation for an offer to purchase any security, including the Notes or the Preferred Shares. NRG does not intend to file a registration statement for the resale of the Notes or the Preferred Shares.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the Notes and Preferred Shares or consummate the Offerings, the anticipated terms of the Notes and Preferred Shares, and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Investors:

Kevin L. Cole, CFA

609.524.4526

investor.relations@nrg.com

Media:

Laura Avant

713.537.5437

laura.avant@nrg.com